Exhibit 10.3
AMERICOLD REALTY TRUST
2017 EQUITY INCENTIVE PLAN
Performance Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Americold Realty Trust, a Maryland real estate investment trust (the “Company”), and #ParticipantName+C# (the “Participant”).

Grant Date:    #GrantDate#
Target Number of Restricted Stock Units:    #QuantityGranted#
This grant also includes Dividend Equivalents, which are described below.

1. Grant of Restricted Stock Units and Dividend Equivalents.

1.1 Pursuant to Section 9.1 of the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”), the Company hereby issues to the Participant an Award of Restricted Stock Units (the “Restricted Stock Units”), in an amount equal to the “target number” set forth above (the “Target Award”). Each Restricted Stock Unit represents the right to receive Shares based on a percentage of the Target Award (ranging from 0%-200%) as set forth on Appendix A of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2 Each Restricted Stock Unit includes one Dividend Equivalent. A Dividend Equivalent entitles the Participant to a cash payment equal to the cash dividends declared on a Share during the vesting period (if any). The determination of the amount of Dividend Equivalents and payment of Dividend Equivalents will be made as provided in Section 5.3.

1.3 The Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Restricted Stock Units and related Dividend Equivalents is made in consideration of the services to be rendered by the Participant to the Company or its Subsidiaries.

3. Vesting.

3.1 Except as otherwise provided in this Agreement, provided that the Participant has not incurred a Termination of Service as of the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Appendix A (attached hereto) have been satisfied, the Restricted Stock Units will vest and no longer be subject to any restrictions in accordance with the following schedule:

Vesting Date	Number of Restricted Stock Units That Vest
Upon completion of the Performance Period as described in Appendix A	As provided in Appendix A

Once vested, the Restricted Stock Units become "Vested Units."

3.2 Except as provided in Sections 3.3, 3.4 and 3.5 of this Agreement, the foregoing vesting schedule notwithstanding, upon the Participant's Termination of Service for any reason at any time before all of his or her Restricted Stock Units have vested, the Participant's unvested Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

3.3 If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or a Termination of Service by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company), a pro-rated portion of the Restricted Stock Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed provided the Participant continues to comply with the terms of any confidentiality, non-solicitation and/or non-competition agreement with the Company or any of its Subsidiaries. Upon the breach by the Participant of the terms of any such agreement, the Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

3.4 If the Participant’s Termination of Service occurs as a result of Retirement (as defined below), a pro-rated portion of the Restricted Stock Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period based on the number of days during the Performance Period that the Participant was employed, provided the Participant continues to comply with the terms of any confidentiality, non-solicitation and/or non-competition agreement with the Company or any of its Subsidiaries. Upon the breach by the Participant of the terms of any such agreement, the Restricted Stock

Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

3.5 If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or a Termination of Service by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company), the Restricted Stock Units shall immediately become vested based on Target performance.

3.6 For purposes of this Section 3, “Retirement” with respect to a Participant means his or her election to effect a Termination of Service in connection with such person’s retirement from continued employment and the Participant either (a) has attained the age of 65 or (b) has attained the age of 55 and has ten full years of service with the Company, in each case, provided that no facts, circumstances or events exist which would give the Company a basis to effect a Termination of Service for Cause.

3.7 If the Participant’s Termination of Service occurs as a result of Participant’s death or Disability (as defined below), a pro-rated portion of the Restricted Stock Units shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company, as applicable, provided the Participant (or Participant’s estate, if applicable) executes and delivers a general release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective and non-revocable prior to the 90th day following the Participant’s Termination of Service date. For purposes of this paragraph only, “Disability” shall have the meaning given such term by Section 409A of Code, which generally provides that “Disability” of a Participant means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Company, provided, however, that nothing contained herein shall be construed as permitting a violation of the Americans with Disabilities Act or similar law prohibiting discrimination on the basis of a disability.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the Restricted Stock Units and Dividend Equivalents are settled and/or paid in accordance with Sections 5 and 6 of this Agreement, the Restricted Stock Units and Dividend

Equivalents (or the rights relating thereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or Dividend Equivalents (or the rights relating thereto) shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units and Dividend Equivalents will be forfeited by the Participant and all of the Participant's rights to such interests shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividend Equivalents.

5.1 The Participant shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the Restricted Stock Units) unless and until the Restricted Stock Units vest and are settled by the issuance of Shares in accordance with Section 6 of this Agreement.

5.2 Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the Shares underlying the Restricted Stock Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company.

5.3 If, during the vesting period provided in Section 3, the Company declares a cash dividend on the Shares, then, on the payment date of the dividend, the Participant’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Participant if one Share had been issued on the Grant Date for each Restricted Stock Unit granted to the Participant as set forth in this Agreement based the Target Award. At the end of the Performance Period and prior to payment of such Dividend Equivalents, the amount of Dividend Equivalents credited to the Participant’s Account shall be increased or decreased in the same proportion as the adjustment made to the Target Award when determining the amount of Vested Units (based on the Company’s performance as described in Section 3.1 and Appendix A). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid, without adjustment for any earnings or interest, on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 of this Agreement. Dividend Equivalents credited to a Participant’s Account shall be distributed in cash. Dividend Equivalents shall not be eligible for dividend reinvestment.

6. Settlement and Payment of Restricted Stock Units.

6.1 Subject to Section 9 of this Agreement, as soon as administratively practicable following the applicable vesting date provided in Section 3.1 (but in no event later than the end of the calendar year in which such Restricted Stock Units become vested), the Company shall (a) issue and deliver to the Participant the number of Shares equal to the number of Vested Units and cash equal to any Dividend Equivalents as provided in Section 5.3 (as adjusted to satisfy the tax withholding requirements provided in Section 9 of this Agreement), and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.

6.2 Notwithstanding Section 6.1 of this Agreement, in accordance with Section 3.2 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.

If the Participant is deemed a "specified employee" within the meaning of Code Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon his "separation from service" within the meaning of Code Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Code Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant's separation from service and (b) the Participant's death.

6.3     Notwithstanding any provision herein to the contrary, if the Restricted Stock Units vest upon the Participant’s Termination of Service on account of the Participant’s death or Disability, the Company shall, within 90 days of such Termination of Service, (a) issue and deliver to the Participant the number of Shares equal to the number of Vested Units and cash equal to any Dividend Equivalents as provided in Section 5.3 (as adjusted to satisfy the tax withholding requirements provided in Section 9 of this Agreement), and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.

6.4. To the extent that the Participant does not vest in any Restricted Stock Units for any reason, all interest in such Restricted Stock Units and any related Dividend Equivalents shall be forfeited. The Participant has no right or interest in any Restricted Stock Units or Dividend Equivalents that are forfeited.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant, advisor or Nonemployee Trustee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment at any time for any reason.

8. Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted in any manner as contemplated by Section 4.4 of the Plan.

9. Tax Liability, Net Settlement and Withholding.

9.1 The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation, including any Dividend Equivalents, paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units or Dividend Equivalents and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 22.2 of the Plan.

9.2 Without limiting Section 9.1 of this Agreement, upon settlement of the Restricted Stock Units as provided in Section 6 of this Agreement, the Company shall have the right in its sole discretion to withhold a portion of the Shares that have a Fair Market Value equal to the amount required to be withheld by the Company (or its Subsidiaries) to satisfy the applicable federal, state and local tax withholding requirements, domestic or foreign, unless the Company, in its sole discretion, requires the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations.

9.3 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units, grant or payment of Dividend Equivalents or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units or Dividend Equivalents to reduce or eliminate the Participant's liability for Tax-Related Items.

10. THIS SECTION INTENTIONALLY LEFT BLANK.

11. Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Clawback Policy adopted effective October 2, 2023, a copy of which has been provided to the Participant and which is incorporated herein by reference. This Award is also subject to the requirements of any applicable law, government regulation, or stock exchange listing requirement with respect to the recovery of incentive compensation.

12. Compliance with Law. This Award and the issuance or transfer of Shares in accordance with Section 6 of this Agreement shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.

14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without regard to conflict of law principles, unless prohibited by the law of another state in which the Participant resides and works.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

16. Restricted Stock Units and Dividend Equivalents Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units and related Dividend Equivalents may be transferred by will or the laws of descent or distribution.

18. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19. Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Board at any time, in its discretion. The grant of the Restricted Stock Units and Dividend Equivalents in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units, Dividend Equivalents or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee and the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company or its Subsidiaries.

20. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units and related Dividend Equivalents, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Participant under this Agreement without the Participant's consent, subject to the provisions of Section 21 of the Plan.

21. Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

22. No Impact on Other Benefits. The value of the Participant's Restricted Stock Units and related Dividend Equivalents is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23. Electronic Delivery and Signature. Participant consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of any Plan documents (including documents relating to any award or grant made under this Agreement) which comply with applicable laws, Participant consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan or this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement by means of the electronic delivery and acceptance procedures established by the Company. The Participant has read and understands the terms and provisions thereof including Appendix A and accepts the Restricted Stock Units and related Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units, payment of related Dividend Equivalents or disposition of the underlying Shares, and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. The Company agrees to this Agreement.

Appendix A

Performance Period: January 1, 2025 – December 31, 2027

Performance Measurement: Vesting of the Restricted Stock Units shall be determined as provided in this Appendix A based on the Company’s adjusted funds from operations “AFFO” during the Performance Period. At the end of the Performance Period, the Committee shall determine and certify, in its sole discretion, the AFFO and resulting achievement for such period.

Vesting: The number of Restricted Stock Units that will vest (if any) will be determined as provided in the table below. In the event that the Company’s AFFO does not meet the Minimum performance level threshold set forth below, the Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

Performance Level Thresholds	Performance Period Cumulative AFFO ($) (measured in millions)	Vesting Percentage	Restricted Stock Units Vested
Minimum	1.265	50% of Target # of Shares	#GrantCustom1#
Target	1.488	100% of Target # of Shares	#QuantityGranted#
Maximum	1.637	200% of Target # of Shares	#GrantCustom2#

If the Company’s AFFO falls between the Minimum and Target performance level thresholds or between the Target and Maximum performance level thresholds provided above, the number of Restricted Stock Units that will vest will be mathematically interpolated by the Committee on a linear basis.

If the number of Restricted Stock Units that vest pursuant to the above table exceeds the “350% Value Cap,” the number of vested Restricted Stock Units will be reduced such that the delivered value will not exceed such 350% Value Cap. The 350% Value Cap equals the number of Restricted Stock Units that corresponds to the product of the value of a Share on the Grant Date, multiplied by the Target number of Shares, multiplied by 350%. For example, assume the Company achieves the Maximum performance level (with a payout percentage of 200%), and the Company’s stock price has increased 200% (measured from the Grant Date). Because the award would deliver a payout of 400% (200% x 200%), the number of Restricted Stock Units that vest will be reduced such that the value delivered on the payout date does not exceed the 350% Value Cap.

In no event will the number of Restricted Stock Units that vest pursuant to this Agreement exceed 200% of the Target number of shares.
10